SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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Cliffs Natural Resources, Inc.

(Name of Registrant as Specified In Its Charter)

Casablanca Capital LP

Donald G. Drapkin

Douglas Taylor

Robert P. Fisher, Jr.

Celso Lourenco Goncalves

Patrice E. Merrin

Joseph Rutkowski

Gabriel Stoliar

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 21, 2014, Casablanca Capital LP ("Casablanca") sent a letter (the "Letter") to the board of directors (the "Board") of Cliffs Natural Resources Inc. (the "Company") requesting that the Company hold its annual meeting of shareholders on or before June 4, 2014 and announcing its intent, should the Company fail to set a prompt date for the annual meeting, to commence a consent solicitation to call a special meeting of Company shareholders for the election of directors.

Also on April 21, 2014, Casablanca issued a press release (the "Press Release") announcing that it had delivered the Letter to the Board. The foregoing summary of the Press Release is qualified in its entirety by reference to the full text of the Press Release, a copy of which is attached hereto as Exhibit 1 and is incorporated by reference herein. Casablanca also posted a link to the Press Release on the "Press Releases" page of www.FixCliffs.com via the following reference:

04.21.2014	Casablanca Capital Urges Cliffs Natural Resources to Hold Annual Meeting of Shareholders

Also on April 21, 2014, Casablanca filed an amendment to its Schedule 13D ("Amendment No. 3") with respect to the Company, in which the reporting persons therein disclosed Casablanca's delivery of the Letter and the issuance of the Press Release. The disclosure set forth in Item 4 of Amendment No. 3 is filed herewith as Exhibit 2.